Exhibit 99.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by First Mutual Bancshares, Inc. (“FMSB”), the holding company of First Mutual Bank; First Mutual Bank, a Washington stock savings bank and its successors (the “Bank”); and Roger A. Mandery (“Executive”).

FMSB and the Bank, which may sometimes be referred to together as “FMB” herein, desire to continue exclusive services of Executive as its Executive Vice President and Chief Financial Officer, and Executive desires to enter into such an arrangement with FMB.

In consideration of the mutual promises, covenants, agreements and undertakings in this Agreement, the Parties hereby contract and agree as follows:

1. Employment Term.

The term of this Agreement shall be from May 1, 2007 to May 31, 2007, unless earlier terminated in accordance with the provisions of Section 5 of this Agreement.

2. Duties.

Executive will act as Executive Vice President of both FMSB and the Bank. As Executive Vice President, Executive will serve as the Chief Financial Officer and will render such executive, management and administrative services and perform such tasks in connection with the affairs of FMB as are customary for these positions, subject to the direction of the Board. Executive agrees to devote his best efforts and full business time and attention to the business and affairs of FMB and any affiliated companies, as such business and affairs now exist or hereafter may be changed or supplemented.

3. Salary, Bonus and Other Compensation.

3.1 Base Salary.

During the Agreement Term, FMB will pay Executive a monthly base salary of Sixteen Thousand Two Hundred Fifty Dollars and No Cents ($16,250.00) per month (“Base Salary”). This Base Salary will be payable on a semi-monthly basis in accordance with established procedures. FMB may increase the Base Salary in the event and to the extent the Board deems appropriate.

3.2 Bonus.

For agreeing to stay on with FMB through the term of this agreement, FMB agrees to pay Executive a bonus of Seventy-Five Thousand Dollars and No Cents ($75,000.00) upon completion of the term of this agreement. This bonus will be paid on May 1, 2007.

3.3 Benefits.

In addition to the Base Salary and bonus payable or potentially payable to Executive pursuant to this Section 3, Executive will be entitled to the following benefits, unless otherwise altered by the Board, based upon policies adopted for senior executives of FMB generally:

(a) Participation in health insurance, life insurance, disability insurance (with eligibility for all three commencing at the Employment Date) and other health and welfare benefit programs generally available to senior executives;

(b) Participation in retirement and other benefit plans, including the Bank’s 401(k) and ESOP plans;

(c) FMB will pay for Executive’s lodging at the Bellevue Silver Cloud, or other equivalent lodging, Tuesday through Friday, each week during the term of this agreement.

(d) Such other employment benefits as may be approved from time to time by the Board of FMB.

4. Early Termination.

4.1 Bases for Termination.

The Agreement Term will end and Executive’s employment with FMB will terminate in the event of the occurrence and upon the first to occur of any of the following:

(a) Termination by FMB for “cause” as defined below;

(b) Termination by FMB in the event of Executive’s “disability,” as defined below;

(c) Executive’s death;

(d) Termination by FMB for unsatisfactory job performance by Executive;

(e) Termination by Executive.

4.2 Bonus Obligation.

In the event that this agreement is terminated pursuant to any of the provisions of this Section 4, Executive shall not be entitled to the bonus set forth in Section 3.2.

4.3 Definitions.

The term “cause” shall mean willful misfeasance or gross negligence in the performance of his duties, conduct demonstrably and significantly harmful to FMB, or conviction of a felony. The term “disability” means full disability as defined in FMB’s disability insurance plan, as in effect from time to time.

5. Mandatory Arbitration.

Any dispute or controversy arising under on in connection with this Agreement shall be settled exclusively by arbitration in Seattle, Washington, with Judicial Dispute Resolution according to the rules of arbitration, with the administrative costs of the proceeding to be borne by the Bank. Payment of attorneys’ fees and costs shall be governed by applicable law.

6. Indemnification and D&O Insurance.

FMB agrees to indemnify and hold Executive harmless in accordance with and to the extent now provided in FMB’s Articles of Incorporation or its Bylaws, provided that any change in such indemnification provisions enhancing the indemnity or limit of liability pertaining to other officers (or directors) also shall apply as to Executive, and provided further that any change in such provisions reducing the benefit to Executive shall apply only with Executive’s express written consent. If requested, FMB agrees to enter into a separate agreement with respect to FMB’s indemnification of Executive. So long as it is available at reasonable rates, as determined by the board of directors, FMB agrees at all times to keep in continuous effect director and officer insurance in favor of Executive in amounts determined by the Board.

7. General Provisions.

7.1 Successors.

This Agreement shall be binding upon and inure to the benefit of the Parties and each of their respective affiliates, legal representatives, successors and assigns.

7.2 Construction.

This Agreement contains the entire agreement among the Parties with respect to its subject matter, and may be amended or modified only in a writing executed by all of the Parties. Its language is and will be deemed to be the language chosen by the Parties jointly to express their mutual intent. No rule of construction based on which Party drafted the Agreement or certain of its provisions will be applied against any Party.

7.3 Captions.

The captions of the respective sections of this Agreement have been included for convenience of reference only. They shall not be construed to modify or otherwise affect in any respect any of the provisions of the Agreement.

7.4 Time.

Time is of the essence in this Agreement.

EXECUTED by each of the Parties effective April 23, 2007.

FIRST MUTUAL BANCSHARES, INC.
FIRST MUTUAL BANK

By	/s/ John R. Valaas	/s/ Roger A. Mandery
	John R. Valaas	Roger A. Mandery
	President and CEO	EVP and CFO

/s/ Janine Florence Janine Florence Chair, Compensation and Stock Option Committee